================================================================================





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): May 28, 1998

                                 WORLDCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)


    Georgia                         0-11258                     58-1521612
(State or Other                 (Commission File              (IRS Employer
Jurisdiction of                     Number)              (Identification Number)
Incorporation)


                              515 East Amite Street
                         Jackson, Mississippi 39201-2702
                     (Address of Principal Executive Office)


Registrant's telephone number, including area code:  (601) 360-8600




================================================================================

ITEM 5.  OTHER EVENTS

Restated Consolidated Financials. The consolidated financial statements of WorldCom, Inc. ("the Company" or "WorldCom") for its fiscal years ended December 31, 1997, 1996, and 1995 have been restated to reflect the business combination between WorldCom and Brooks Fiber Properties, Inc. ("BFP") effective January 29, 1998 and accounted for under the pooling-of-interests method. The financial information noted above are contained in the financial statements and footnotes thereto listed in the Index on page F-1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)    Financial Statements of Business Acquired. None.

         (b)    Pro Forma Financial Information. None.

         (c)    Exhibits. The following exhibits are incorporated by reference:

                Exhibit 27.1 - Restated Financial Data Schedule - For the twelve months ended December 31, 1997

                Exhibit 27.2 - Restated Financial Data Schedule - For the twelve months ended December 31, 1996

                Exhibit 27.3 - Restated Financial Data Schedule - For the twelve months ended December 31, 1995

                Exhibit 27.4 - Restated Financial Data Schedule - For the three months ended March 31,1997

                Exhibit 27.5 - Restated Financial Data Schedule - For the six months ended June 30, 1997

                Exhibit 27.6 - Restated Financial Data Schedule - For the nine months ended September 30, 1997

                Exhibit 27.7 - Restated Financial Data Schedule - For the three months ended March 31, 1996

                Exhibit 27.8 - Restated Financial Data Schedule - For the six months ended June 30, 1996

                Exhibit 27.9 - Restated Financial Data Schedule - For the nine months ended September 30, 1996

                Exhibit 99.1 - The audited consolidated financial statements of the Company as of and for its fiscal years ended December 31, 1997, 1996 and 1995, including the reports of independent auditors, were previously reported in and are incorporated by reference to pages F-1 through F-26 (inclusive) of the WorldCom Annual Report on Form 10-K for the fiscal year ended December 31, 1997 under File No. 0-11258.

                Exhibit 99.2 - The audited consolidated financial statements of BFP as of and for its fiscal years ended December 31, 1997, 1996 and 1995, including the report of independent auditors, were previously reported in and are incorporated by reference to the BFP Annual Report on Form 10-K for the fiscal year ended December 31, 1997 under File No. 0-28036.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  May 28, 1998


                                 WORLDCOM, INC.



                                 By: /s/ Scott D. Sullivan
                                    --------------------------------------------
                                    Scott D. Sullivan
                                    Chief Financial Officer

                        INDEX TO FINANCIAL STATEMENTS AND
                          FINANCIAL STATEMENT SCHEDULE




                                                                                     Page
                                                                                     ----
Reports of independent public accountants                                            F-2

Consolidated financial statements-

      Consolidated balance sheets as of December 31, 1997
                  and 1996                                                           F-4
      Consolidated statements of operations for the
                  three years ended December 31, 1997                                F-5
      Consolidated statements of shareholders' investment
                  for the three years ended December 31, 1997                        F-6
      Consolidated statements of cash flows for the
                  three years ended December 31, 1997                                F-7

      Notes to consolidated financial statements                                     F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of WorldCom, Inc.:

We have audited the accompanying consolidated balance sheets of WorldCom, Inc. (a Georgia corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the years in the three-year period ended December 31, 1997. We did not audit the financial statements of Brooks Fiber Properties, Inc., a company acquired during 1998 in a transaction accounted for as a pooling-of-interests, as discussed in Note 1, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997. Such statements are included in the consolidated financial statements of WorldCom, Inc. and reflect total assets and total revenues of 2 percent and 5 percent, respectively, of the related consolidated totals in 1997; 1 percent and 4 percent, respectively, of the related consolidated totals in 1996, and less than 1 percent of total revenues for the year ended December 31, 1995. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Brooks Fiber Properties, Inc., is based solely upon the report of the other auditors. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of WorldCom, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Jackson, Mississippi,
May 27, 1998.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Brooks Fiber Properties, Inc.:

      We have audited the accompanying consolidated balance sheets of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                        KPMG Peat Marwick LLP


St. Louis, Missouri
February 18, 1998

                         WORLDCOM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (In Thousands of Dollars, Except Per Share Data)



                                                                                                December 31,
                                                                                        ----------------------------
                                                                                            1997            1996
                                                                                        ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents                                                             $    154,591    $    484,609
  Marketable securities                                                                       53,516         942,564
  Accounts receivable, net of allowance for bad debts of $203,076 and $136,436 at
   December 31, 1997 and 1996, respectively                                                1,240,731       1,014,471
  Income taxes receivable                                                                      5,422          10,820
  Deferred tax asset                                                                              --             276
  Other current assets                                                                       419,727         235,311
                                                                                        ------------    ------------
         Total current assets                                                              1,873,987       2,688,051
                                                                                        ------------    ------------
Property and equipment:
  Transmission equipment                                                                   4,156,319       2,542,063
  Communications equipment                                                                 2,493,363       1,381,773
  Furniture, fixtures and other                                                              919,687         665,194
                                                                                        ------------    ------------
                                                                                           7,569,369       4,589,030
  Less - accumulated depreciation                                                           (855,168)       (401,565)
                                                                                        ------------    ------------
                                                                                           6,714,201       4,187,465
                                                                                        ------------    ------------
Goodwill and other intangible assets                                                      13,881,505      13,202,197
Deferred tax asset                                                                           404,864         392,634
Other assets                                                                                 721,229         372,431
                                                                                        ------------    ------------
                                                                                        $ 23,595,786    $ 20,842,778
                                                                                        ============    ============
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
  Short-term debt and current maturities of long-term debt                              $     10,779    $     22,858
  Accounts payable                                                                           470,389         597,237
  Accrued line costs                                                                         867,588         651,378
  Accrued interest                                                                           119,262          29,522
  Deferred tax liability                                                                      59,442              --
  Other current liabilities                                                                  546,175         675,431
                                                                                        ------------    ------------
     Total current liabilities                                                             2,073,635       1,976,426
                                                                                        ------------    ------------
Long-term liabilities, less current portion:
  Long-term debt                                                                           7,413,333       5,356,391
  Other liabilities                                                                          307,906         258,151
                                                                                        ------------    ------------
         Total long-term liabilities                                                       7,721,239       5,614,542
                                                                                        ------------    ------------

Commitments and contingencies

Shareholders' investment:
  Series A preferred stock, par value $.01 per share; authorized, issued and
    outstanding: 94,992 shares in 1997 and 1996 (variable liquidation preference)                  1               1
  Series B preferred stock, par value $.01 per share; authorized, issued and outstanding: 12,421,858 shares in 1997 and 12,699,948 shares in 1996 (liquidation
    preference of $1.00 per share plus unpaid dividends)                                         124             127
  Preferred stock, par value $.01 per share; authorized: 34,905,008 shares in
   1997 and 1996; none issued                                                                     --              --
  Common stock, par value $.01 per share; authorized: 2,500,000,000 shares; issued
    and outstanding: 981,615,661 shares in 1997 and 942,582,221 shares in 1996                 9,816           9,426
  Additional paid-in capital                                                              15,530,551      15,204,647
  Unrealized holding gain on marketable equity securities                                     33,883          28,832
  Retained earnings (deficit)                                                             (1,773,463)     (1,991,223)
                                                                                        ------------    ------------
        Total shareholders' investment                                                    13,800,912      13,251,810
                                                                                        ------------    ------------
                                                                                        $ 23,595,786    $ 20,842,778
                                                                                        ============    ============


The accompanying notes are an integral part of these statements.

                         WORLDCOM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In Thousands, Except Per Share Data)




                                                                          For the Year Ended December 31,
                                                                    -----------------------------------------
                                                                       1997           1996           1995
                                                                    -----------    -----------    -----------

Revenues                                                            $ 7,476,303    $ 4,527,000    $ 3,706,806
                                                                    -----------    -----------    -----------
Operating expenses:
  Line costs                                                          3,857,361      2,474,866      2,034,113
  Selling, general and administrative                                 1,625,537        867,269        689,300
  Depreciation and amortization                                         976,169        319,597        316,789
  Provision to reduce carrying value of certain assets                       --        402,000             --
  Restructuring and other charges                                            --        198,148             --
  Charge for in-process research and development                             --      2,140,000             --
                                                                    -----------    -----------    -----------
        Total                                                         6,459,067      6,401,880      3,040,202
                                                                    -----------    -----------    -----------
Operating income (loss)                                               1,017,236     (1,874,880)       666,604
Other income (expense):
  Interest expense                                                     (394,733)      (252,987)      (252,920)
  Miscellaneous                                                          40,388         24,608         14,494
                                                                    -----------    -----------    -----------
Income (loss) before income taxes and extraordinary item                662,891     (2,103,259)       428,178
Provision for income taxes                                              415,621        129,528        171,458
                                                                    -----------    -----------    -----------
Net income (loss) before extraordinary item                             247,270     (2,232,787)       256,720
Extraordinary item (net of income taxes of $0 in 1997
  and $15,621 in 1996)                                                   (3,077)       (24,434)            --
                                                                    -----------    -----------    -----------
Net income (loss)                                                       244,193     (2,257,221)       256,720
Preferred dividend requirement                                           26,433            860         18,191
Special dividend payment to Series 1 preferred shareholder                   --             --         15,000
                                                                    -----------    -----------    -----------
Net income (loss) applicable to common shareholders                 $   217,760    $(2,258,081)   $   223,529
                                                                    ===========    ===========    ===========


Earnings (loss) per common share -
  Net income (loss) before extraordinary item:
      Basic                                                         $      0.23    $     (5.02)   $      0.58
      Diluted                                                              0.22          (5.02)          0.56
  Extraordinary item                                                         --          (0.05)            --
  Net income (loss):
      Basic                                                                0.23          (5.07)          0.58
      Diluted                                                              0.22          (5.07)          0.56

The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF SHAREHOLDERS' INVESTMENT
                  For the Three Years Ended December 31, 1997
                                 (In Thousands)










                                                      Series A                  Series B                Series 1 Preferred
                                                   Preferred Stock           Preferred Stock                   Stock
                                                  -------------------       --------------------     ------------------------
                                                  Shares     Amount          Shares      Amount        Shares       Amount
                                                  ------   ----------       --------    --------     ----------   -----------
Balances, December 31, 1994                           --   $       --           --    $       --        10,897    $      109
Exercise of stock options                             --           --           --            --            --            --
Issuance of preferred stock                           --           --           --            --            --            --
Conversion of Series 1 Preferred Stock                --           --           --            --       (10,897)         (109)
Conversion of Series 2 Preferred Stock                --           --           --            --            --            --
Tax adjustment resulting from exercise
 of stock options                                     --           --           --            --            --            --

Cash for fractional shares                            --           --           --            --            --            --
Shares issued for acquisitions                        --           --           --            --            --            --
Net income                                            --           --           --            --            --            --
Cash dividends on preferred
  stock                                               --           --           --            --            --            --
----------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                           --           --           --            --            --            --
Exercise of stock options                             --           --           --            --            --            --
Conversion of Series 2 Preferred Stock                --           --           --            --            --            --
Conversion of IDB convertible notes                   --           --           --            --            --            --
Issuance of common stock                              --           --           --            --            --            --
Issuance of preferred stock                           --           --           --            --            --            --
Tax adjustment resulting from exercise
 of stock options                                     --           --           --            --            --            --

Net change in unrealized holding gain on
  marketable equity securities                        --           --           --            --            --            --
Shares issued for acquisitions                        95            1       12,700           127            --            --
Net loss                                              --           --           --            --            --            --
Cash dividends on preferred
  stock                                               --           --           --            --            --            --
----------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1996                           95            1       12,700           127            --            --
Exercise of stock options                             --           --           --            --            --            --
Conversion of Series B Preferred Stock                --           --         (278)           (3)           --            --
Tax adjustment resulting from exercise
 of stock options                                     --           --           --            --            --            --

Net change in unrealized holding gain on
  marketable equity securities                        --           --           --            --            --            --
Foreign currency adjustment                           --           --           --            --            --            --
Issuance of common stock in connection with
  employee stock purchase plan                        --           --           --            --            --            --
Issuance of common stock in connection with
  secondary equity offering                           --           --           --            --            --            --
Shares issued for acquisitions                        --           --           --            --            --            --
Net income                                            --           --           --            --            --
Cash dividends on preferred
  stock                                               --           --           --            --            --            --
----------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1997                           95   $        1       12,422    $      124            --    $       --
============================================================================================================================




                                                  Series 2 Preferred
                                                         Stock                  Preferred Stock
                                                  -------------------       ----------------------
                                                  Shares     Amount          Shares      Amount
                                                  ------   ----------       --------    ----------
Balances, December 31, 1994                        2,000    $       20           408    $   40,800
Exercise of stock options                             --            --            --            --
Issuance of Preferred Stock                           --            --           425        66,307
Conversion of Series 1 Preferred Stock                --            --            --            --
Conversion of Series 2 Preferred Stock              (756)           (8)           --            --
Tax adjustment resulting from exercise
 of stock options                                     --            --            --            --

Cash for fractional shares                            --            --            --            --
Shares issued for acquisitions                        --            --            --            --
Net income                                            --            --            --            --
Cash dividends on preferred
  stock                                               --            --            --            --
--------------------------------------------------------------------------------------------------
Balances, December 31, 1995                        1,244            12           833       107,107
Exercise of stock options                             --            --             9           109
Conversion of Series 2 Preferred Stock            (1,244)          (12)           --            --
Conversion of IDB convertible notes                   --            --            --            --
Issuance of common stock                              --            --          (836)     (106,578)
Issuance of preferred stock                           --            --             6           997
Tax adjustment resulting from exercise
 of stock options                                     --            --            --            --

Net change in unrealized holding gain on
  marketable equity securities                        --            --            --            --
Shares issued for acquisitions                        --            --           (12)       (1,635)
Net loss                                              --            --            --            --
Cash dividends on preferred
  stock                                               --            --            --            --
--------------------------------------------------------------------------------------------------
Balances, December 31, 1996                           --            --            --            --
Exercise of stock options                             --            --            --            --
Conversion of Series B Preferred Stock                --            --            --            --
Tax adjustment resulting from exercise
 of stock options                                     --            --            --            --

Net change in unrealized holding gain on
  marketable equity securities                        --            --            --            --
Foreign currency adjustment                           --            --            --            --
Issuance of common stock in connection with
  employee stock purchase plan                        --            --            --            --
Issuance of common stock in connection with
  secondary equity offering                           --            --            --            --
Shares issued for acquisitions                        --            --            --            --
Net income                                            --            --            --            --
Cash dividends on preferred
  stock                                               --            --            --            --
--------------------------------------------------------------------------------------------------
Balances, December 31, 1997                           --    $       --            --    $       --
==================================================================================================




                                                      Common Stock           Additional                      Retained
                                               --------------------------     Paid-in       Unrealized       Earnings
                                                  Shares       Amount         Capital       Holding Gain    (Deficit)
                                               -----------  -------------   -------------------------------------------
Balances, December 31, 1994                        321,437   $      3,214   $  1,778,181     $        --   $     43,329
Exercise of stock options                           18,966            190         90,342              --             --
Issuance of preferred stock                             --             --             --              --             --
Conversion of Series 1 Preferred Stock              43,754            438           (329)             --             --
Conversion of Series 2 Preferred Stock               3,200             32            (24)             --             --
Tax adjustment resulting from exercise
 of stock options                                       --             --         22,280              --             --

Cash for fractional shares                              --             --            (15)             --             --
Shares issued for acquisitions                       1,280             13         12,837              --             --
Net income                                              --             --             --              --        256,720
Cash dividends on preferred
  stock                                                 --             --             --              --        (33,191)
-----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                        388,637          3,887      1,903,272              --        266,858
Exercise of stock options                            9,301             92         47,720              --             --
Conversion of Series 2 Preferred Stock               5,266             53            (40)             --             --
Conversion of IDB convertible notes                 10,266            103        190,971              --             --
Issuance of common stock                            44,240            443        291,358              --             --
Issuance of preferred stock                             --             --             --              --             --
Tax adjustment resulting from exercise
 of stock options                                       --             --         32,726              --             --
Net change in unrealized holding gain on
  marketable equity securities                          --             --             --          28,832             --
Shares issued for acquisitions                     484,872          4,848     12,738,640              --             --
Net loss                                                --             --             --              --     (2,257,221)
Cash dividends on preferred
  stock                                                 --             --             --              --           (860)
-----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1996                        942,582          9,426     15,204,647          28,832     (1,991,223)
Exercise of stock options                           24,563            245        143,170              --             --
Conversion of Series B Preferred Stock                  27             --              3              --             --
Tax adjustment resulting from exercise
 of stock options                                       --             --         24,105              --             --
Net change in unrealized holding gain on
  marketable equity securities                          --             --             --           5,051             --
Foreign currency adjustment                             --             --        (24,303)             --             --
Issuance of common stock in connection with
  employee stock purchase plan                          86              1            869              --             --
Issuance of common stock in connection with
  secondary equity offering                          1,866             19         23,202              --             --
Shares issued for acquisitions                      12,492            125        158,858              --             --
Net income                                              --             --             --              --        244,193
Cash dividends on preferred
  stock                                                 --             --             --              --        (26,433)
-----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1997                        981,616   $      9,816   $ 15,530,551    $     33,883   $ (1,773,463)
=======================================================================================================================

The accompanying notes are an integral part of these statements.

                         WORLDCOM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)



                                                                       For the Year Ended December 31,
                                                                  -----------------------------------------
                                                                     1997           1996           1995
                                                                  -----------    -----------    -----------
Cash flows from operating activities:
Net income (loss)                                                 $   244,193    $(2,257,221)   $   256,720
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Extraordinary item                                                  3,077         24,434             --
    Provision to reduce carrying value of certain assets                   --        402,000             --
    Restructuring and other charges                                        --        198,148             --
    Charge for in-process research and development                         --      2,140,000             --
    Depreciation  and amortization                                    976,169        319,597        316,789
    Non-cash interest expense                                         122,226         29,787          3,814
    Provision for losses on accounts receivable                       111,250         57,967         40,395
    Provision for deferred income taxes                               368,043         58,449        171,425
    Change in assets and liabilities, net of effect of business combinations:
        Accounts receivable                                          (452,985)      (215,767)       (84,546)
        Income taxes, net                                              29,503         40,831         (6,351)
        Other current assets                                         (204,076)       (94,794)            32
        Accrued line costs                                             97,463           (970)        63,830
        Shareholder litigation reserve                                     --             --        (75,000)
        Accounts payable and other current liabilities                (25,180)        79,275        (62,542)
    Other                                                              (9,430)          (870)       (10,469)
                                                                  -----------    -----------    -----------
Net cash provided by operating activities                           1,260,253        780,866        614,097
                                                                  -----------    -----------    -----------
Cash flows from investing activities:
  Capital expenditures                                             (3,066,407)      (874,291)      (386,858)
  Sale of short-term investments, net                                 889,837       (182,304)         1,000
  Acquisitions and related costs                                   (1,143,446)       111,763     (2,780,296)
  Increase in intangible assets                                      (141,372)       (71,327)       (48,085)
  Proceeds from disposition of long-term assets                        93,165         21,962         34,970
  Increase in other assets                                           (291,199)      (152,010)        (8,174)
  Decrease in other liabilities                                       (41,576)       (42,284)       (83,553)
                                                                  -----------    -----------    -----------
Net cash used in investing activities                              (3,700,998)    (1,188,491)    (3,270,996)
                                                                  -----------    -----------    -----------
Cash flows from financing activities:
  Borrowings                                                        2,173,750        590,772      2,722,919
  Principal payments on debt                                         (196,171)       (22,493)      (138,276)
  Common stock issuance                                               164,099        233,019         90,532
  Issuance of preferred stock and subscriptions receivable
       payments, net                                                       --          1,106         84,107
  Dividends paid on preferred stock                                   (26,433)          (860)       (33,191)
  Other                                                                (4,518)       (11,467)         4,183
                                                                  -----------    -----------    -----------
Net cash provided by financing activities                           2,110,727        790,077      2,730,274
                                                                  -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents                 (330,018)       382,452         73,375
Cash and cash equivalents at beginning of period                      484,609        102,157         28,782
                                                                  -----------    -----------    -----------
Cash and cash equivalents at end of period                        $   154,591    $   484,609    $   102,157
                                                                  ===========    ===========    ===========

The accompanying notes are an integral part of these statements.

                         WORLDCOM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

(1)      THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -

DESCRIPTION OF BUSINESS AND ORGANIZATION:

WorldCom, Inc., a Georgia corporation ("WorldCom" or the "Company"), is one of the largest telecommunications companies in the United States, serving local, long distance and Internet customers domestically and internationally. The Company provides telecommunications services to business, government, telecommunications companies and consumer customers, through its networks of fiber optic cables, digital microwave, and fixed and transportable satellite earth stations. WorldCom provides products and services including: switched and dedicated long distance and local products, dedicated and dial-up Internet access, resale cellular services, 800 services, calling cards, domestic and international private lines, broadband data services, debit cards, conference calling, advanced billing systems, enhanced fax and data connections, high speed data communications, facilities management, local access to long distance companies, local access to ATM-based backbone service, web server hosting and integration services and interconnection via network access points ("NAPs") to Internet service providers ("ISPs").

THE MERGERS:

On January 29, 1998, WorldCom acquired Brooks Fiber Properties, Inc., a Delaware corporation ("BFP"), pursuant to the merger (the "BFP Merger") of a wholly owned subsidiary of WorldCom, with and into BFP. Upon consummation of the BFP Merger, BFP became a wholly owned subsidiary of WorldCom. BFP is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier, in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers, ISPs, wireless carriers and business, government and institutional end users with an alternative to the Incumbent Local Exchange Carriers ("ILECs") for a broad array of high quality voice, data, video transport and other telecommunications services.

As a result of the BFP Merger, each share of BFP common stock was converted into the right to receive 1.85 shares of WorldCom Common Stock (the "Common Stock") or approximately 72.6 million WorldCom common shares in the aggregate. The BFP Merger is being accounted for under the pooling-of-interests method. Separate and combined unaudited results of operations are as follows (in thousands, except per share data):




                                                                   For the Year Ended December 31,
                                                          -----------------------------------------------
                                                               1997             1996             1995
                                                          -------------    -------------    -------------
Revenues:
   BFP                                                    $     128,791    $      45,574    $      14,160
   WorldCom                                                   7,351,354        4,485,130        3,696,345
   Intercompany elimination                                      (3,842)          (3,704)          (3,699)
                                                          -------------    -------------    -------------
          Combined                                        $   7,476,303    $   4,527,000    $   3,706,806
                                                          =============    =============    =============
Net income (loss) before extraordinary items:
   BFP                                                    $    (136,382)   $     (43,843)   $      (9,551)
   WorldCom                                                     383,652       (2,188,944)         266,271
                                                          -------------    -------------    -------------
          Combined                                        $     247,270    $  (2,232,787)   $     256,720
                                                          =============    =============    =============

Combined earnings (loss) per share:
   Basic                                                  $        0.23    $       (5.02)   $        0.58
                                                          =============    =============    =============
   Diluted                                                $        0.22    $       (5.02)   $        0.56
                                                          =============    =============    =============


On December 31, 1996, WorldCom, through a wholly owned subsidiary, merged with MFS Communications Company, Inc. ("MFS") in a transaction accounted for as a purchase. The excess purchase price over net tangible assets acquired was allocated to in-process research and development projects (See Note 3), goodwill, developed technology and assembled workforce. Through this purchase, the Company acquired local network access facilities via digital fiber optic cable networks installed in and around major United States cities, and in several major European cities. The Company also acquired a network platform, which consists of Company-owned transmission and switching facilities, and network capacity leased from other carriers primarily in the United States and Western Europe.

As a result of the merger (the "MFS Merger"), each share of MFS common stock was converted into the right to receive 2.1 shares of Common Stock or approximately
471.0 million WorldCom common shares in the aggregate. Each share of MFS Series A 8% Cumulative Convertible Preferred Stock ("MFS Series A Preferred Stock") was converted into the right to receive one share of Series A 8% Cumulative Convertible Preferred Stock of WorldCom ("WorldCom Series A Preferred Stock") or 94,992 shares of WorldCom Series A Preferred Stock in the aggregate. Each share of MFS Series B Convertible Preferred Stock was converted into the right to receive one share of Series B Convertible Preferred Stock of WorldCom ("WorldCom Series B Preferred Stock") or approximately 12.7 million shares of WorldCom Series B Preferred Stock in the aggregate. In addition, each depositary share representing 1/100th of a share of MFS Series A Preferred Stock was exchanged for a depositary share representing 1/100th of a share of WorldCom Series A Preferred Stock.

On August 12, 1996, MFS acquired UUNET Technologies, Inc. ("UUNET") through a merger of a subsidiary of MFS with and into UUNET (the "UUNET Acquisition"). UUNET is a leading worldwide provider of a comprehensive range of Internet access options, applications, and consulting services to businesses, professionals and online services providers.

On December 30, 1994, WorldCom, through a wholly owned subsidiary, merged with IDB Communications Group, Inc. ("IDB"), and, in connection therewith, issued approximately 71.8 million shares of Common Stock, for all of the outstanding shares of IDB common stock (the "IDB Merger"). In addition, WorldCom assumed, on a subordinated basis, jointly and severally with IDB, the obligations of IDB to pay the principal of and interest on $195.5 million 5% convertible subordinated notes due 2003, issued by IDB. In 1996, WorldCom exercised its option to redeem all of the outstanding IDB notes. A majority of the holders of the IDB notes elected to convert their notes into Common Stock prior to the redemption date, resulting in the issuance of approximately 10.3 million shares of Common Stock. The IDB Merger was accounted for as a pooling-of-interests.

On September 15, 1993, a three-way merger occurred whereby (i) Metromedia Communications Corporation, a Delaware corporation ("MCC"), merged with and into Resurgens Communications Group, Inc., a Georgia corporation ("Resurgens"), and
(ii) LDDS Communications, Inc., a Tennessee corporation ("LDDS-TN"), merged with and into Resurgens (the "Prior Mergers"). The Prior Mergers were accounted for as a purchase.

At the time of the Prior Mergers, the name of Resurgens, the legal survivor, was changed to LDDS Communications, Inc., and the separate corporate existences of LDDS-TN and MCC terminated. For accounting purposes, however, LDDS-TN was the survivor because the former shareholders of LDDS-TN acquired majority ownership of the Company. Accordingly, unless otherwise indicated, all historical information presented herein reflects the operations of LDDS-TN. At the annual meeting of shareholders held May 25, 1995, shareholders of LDDS Communications, Inc. voted to change the name of the Company to WorldCom, Inc., effective immediately. Information in this document has also been revised to reflect the stock splits of the Company's Common Stock.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in joint ventures and other equity investments in which the Company owns a 20% to 50% ownership interest, are accounted for by the equity method. Investments of less than 20% ownership are recorded at cost.

The Company serves as a holding company for its subsidiaries, the operations of which are organized along the Company's business lines. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying amounts for cash, marketable securities, accounts receivable, notes receivable, accounts payable and accrued liabilities approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments. At December 31, 1997, the fair value of the Company's fixed rate long-term debt is as follows (in thousands):


7.55% Senior Notes Due 2004                          $  627,372
7.75% Senior Notes Due 2007                           1,173,304
7.75% Senior Notes Due 2027                             329,637
Senior Notes Due 2006                                   716,727
Senior Notes Due 2004                                   720,922

The recorded amounts for all other long-term debt of the Company approximate fair values.

CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES:

The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents. The Company has classified all marketable securities other than cash equivalents as available-for-sale. At December 31, 1997, the amortized cost of the Company's marketable securities equals the estimated fair value and contractually mature within one year from December 31, 1997.

Sales activity in available-for-sale securities for the years ended December 31, 1997 and 1996 included gross realized gains of $1.4 million and $4,000, respectively, and gross realized losses of $0.5 million and $0.1 million, respectively, on the total proceeds received of $1.04 billion and $176.3 million, respectively. There was no sales activity in available-for-sale securities for the twelve months ended December 31, 1995.

PROPERTY AND EQUIPMENT:

Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:


Transmission equipment                5 to 45 years
Communications equipment              5 to 20 years
Furniture, fixtures and other         4 to 40 years

Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

The Company constructs certain of its own transmission systems and related facilities. Internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such internal costs were $211.8 million ($81.8 million in interest), $32.9 million ($9.6 million in interest), and $14.8 million ($4.9 million in interest), in 1997, 1996 and 1995, respectively.

GOODWILL AND OTHER INTANGIBLE ASSETS:

The major classes of intangible assets are summarized below (in thousands):



                                                                     December 31,
                                                              -------------------------
                                      Amortization Period         1997          1996
                                      -------------------     -----------   -----------
Goodwill                              5 to 40 years           $13,335,796   $12,840,961
Developed technology                  5 years                     400,000       400,000
Other intangibles                     5 to 10 years               951,293       323,440
                                                              -----------   -----------
                                                               14,687,089    13,564,401
Less accumulated amortization                                     805,584       362,204
                                                              -----------   -----------
                                                              $13,881,505   $13,202,197
                                                              ===========   ===========

Intangible assets are amortized using the straight-line method for the periods noted above.

Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. See Note 2. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of WorldCom.

At December 31, 1997, other intangibles include an alternative transaction fee of $450 million and expenses of $15 million paid by WorldCom to British Telecommunications plc ("BT") in accordance with the prior merger agreement between BT and MCI Communications Corporation ("MCI"). See Note 12.

Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $91.4 million, $42.5 million and $38.3 million for the years ended December 31, 1997, 1996 and 1995, respectively.

UNREALIZED HOLDING GAIN ON MARKETABLE EQUITY SECURITIES:

The Company's equity investment in certain publicly traded companies is classified as available-for-sale securities. Accordingly, these investments are included in other assets at their fair value of approximately $113.2 million and $105.1 million at December 31, 1997 and 1996, respectively. The unrealized holding gain on these marketable equity securities, net of taxes, is included as a component of shareholders' investment in the accompanying consolidated financial statements. As of December 31, 1997, the gross unrealized holding gain on these securities was $54.3 million.

OTHER LONG-TERM LIABILITIES:

At December 31, 1997 and 1996, other long-term liabilities includes $266.1 million and $207.1 million, respectively, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. See Note 2.

RECOGNITION OF REVENUES:

The Company records revenues for telecommunications services at the time of customer usage. The Company also performs systems integration services consisting of design and installation of transmission equipment and systems for its customers. Revenues and related costs for these services are recorded under the percentage of completion method.

ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC:

The Company enters into operating agreements with telecommunications carriers in foreign countries under which international long distance traffic is both delivered and received. The terms of most switched voice operating agreements, as well as established Federal Communications Commission ("FCC") policy, require that inbound switched voice traffic from the foreign carrier to the United States be routed to United States international carriers, like WorldCom, in proportion to the percentage of United States outbound traffic routed by that United States international carrier to the foreign carrier. Mutually exchanged traffic between the Company and foreign carriers is settled in cash through a formal settlement policy that generally extends over a six-month period at an agreed upon settlement rate. Although the Company can estimate the amount of inbound traffic it will receive, it generally must wait up to six months before it actually receives the inbound traffic. WorldCom records the inbound traffic as revenue when it is received.

EXTRAORDINARY ITEMS:

In 1997 the Company recognized an extraordinary loss of $3.1 million related to the early extinguishment of secured indebtedness.

In the second quarter of 1996, the Company recorded charges for extraordinary items totaling $24.4 million, net of income tax benefit of $15.6 million. The items consisted of $4.2 million in connection with the Company's debt refinancing, and $20.2 million related to a write-off of deferred international costs. Previously, a portion of the outbound call fee due the foreign carrier was deferred and accounted for as a cost attributable to the revenue associated with the inbound call. Currently, the outbound call fee due the foreign carrier is expensed as incurred. This change in accounting for international line costs was immaterial to the results of operations.

LINE COSTS:

Line costs primarily include all payments to local exchange carriers ("LECs"), interexchange carriers and post telephone and telegraph administrations primarily for access and transport charges.

INCOME TAXES:

The Company recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the provisions of the enacted tax laws. See Note 10.

EARNINGS PER SHARE:

Earnings per share are calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share." The following is a reconciliation of the numerators and the denominators of the basic and diluted per share computations (in thousands, except per share data):



                                                                      For the Year Ended December 31,
                                                               -----------------------------------------
                                                                   1997          1996           1995
                                                               -----------    -----------    -----------
Basic
Net income (loss) before extraordinary items                   $   247,270    $(2,232,787)   $   256,720
Preferred stock dividends                                          (26,433)          (860)       (33,191)
                                                               -----------    -----------    -----------
Net income (loss) applicable to common shareholders
  before extraordinary items                                   $   220,837    $(2,233,647)   $   223,529
                                                               ===========    ===========    ===========
Weighted average shares outstanding                                966,118        445,300        382,785
                                                               ===========    ===========    ===========
Basic earnings (loss) per share
  before extraordinary items                                   $      0.23    $     (5.02)   $      0.58
                                                               ===========    ===========    ===========
Diluted
Net income (loss) applicable to common shareholders
 before extraordinary items                                    $   220,837    $(2,233,647)   $   223,529
Add back:
  Preferred stock dividends                                            976             --         18,191
  Interest on 5% convertible notes, net of taxes                        --             --          5,963
                                                               -----------    -----------    -----------
Net income (loss) applicable to common shareholders            $   221,813    $(2,233,647)   $   247,683
                                                               ===========    ===========    ===========

Weighted average shares outstanding                                966,118        445,300        382,785
Common stock equivalents                                            29,580             --          9,967
Common stock issuable upon conversion of:
  Preferred stock                                                    1,230             --         35,674
  5% convertible notes                                                  --             --         10,270
                                                               -----------    -----------    -----------
Diluted shares outstanding                                         996,928        445,300        438,696
                                                               ===========    ===========    ===========

Diluted earnings (loss) per share before extraordinary items   $      0.22    $     (5.02)   $      0.56
                                                               ===========    ===========    ===========

STOCK SPLITS:

On May 23, 1996, the Board of Directors authorized a 2-for-1 stock split in the form of a 100% stock dividend which was distributed on July 3, 1996 to shareholders of record on June 6, 1996. All per share data and numbers of common shares have been retroactively restated to reflect these stock splits.

CONCENTRATION OF CREDIT RISK:

A portion of the Company's revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service and Internet online services. As a result, the Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customers' financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to the Company in the event of nonpayment.

RECENTLY ISSUED ACCOUNTING STANDARDS:

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997. WorldCom complied with the provisions of this standard in 1998.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. WorldCom intends to comply with the provisions of this standard in 1998.

USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for long-term contracts, allowance for doubtful accounts, accrued line costs, depreciation and amortization, taxes, restructuring reserves and contingencies.

RECLASSIFICATIONS:

Certain consolidated financial statement amounts have been reclassified for consistent presentation.

(2)      BUSINESS COMBINATIONS -

On December 31, 1996, WorldCom completed the MFS Merger. The MFS Merger was accounted for as a purchase. On January 5, 1995, WorldCom completed the acquisition of Williams Telecommunications Group, Inc. ("WilTel"), a subsidiary of The Williams Companies, Inc., for approximately $2.5 billion in cash (the "WilTel Acquisition"). Through this purchase, the Company acquired a nationwide transmission network of approximately 11,000 miles of fiber optic cable and digital microwave facilities.

The Company has acquired other telecommunications companies offering similar or complementary services to those offered by the Company. Such acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. See Note 4.

Most of the acquisitions have been accounted for as purchases and resulted in an excess of the purchase costs over the net tangible assets acquired. These costs, composed primarily of goodwill, are amortized over 5 to 40 years using the straight-line method. The results of those purchased businesses have been included since the dates of acquisition. Business combinations which have been accounted for as poolings-of-interests have been included in all periods presented. The table below sets forth information concerning recent acquisitions which were accounted for as purchases.



                                                                        Purchase Price
                                                             ----------------------------------------
                                                                                 Shares Issued
                                                                           --------------------------
Acquired Entity                           Acquisition Date       Cash         Number        Value         Goodwill
---------------                           ----------------       ----         ------        -----         --------
                                                                           (In thousands)

WilTel                                    January 1995        $2,500,000          --           --         $2,216,909

MFS                                       December 1996               --           *            *          8,912,345

-----------------------
* See the fifth paragraph of Note 1 for a description of the common and preferred shares.

In addition to those acquisitions listed above, the Company or its predecessors completed smaller acquisitions during the three years ended December 31, 1997.

See Note 12, "Subsequent Events" for information regarding mergers consummated subsequent to December 31, 1997 as well as information related to the pending merger with MCI.

The following unaudited pro forma combined results of operations for the Company assume that the MFS Merger and the UUNET Acquisition were completed on January 1, 1995 (in millions, except per share data):



                                           For the Year Ended December 31,
                                           -------------------------------
                                                  1996       1995
                                                -------    -------
Revenues                                        $ 5,677    $ 4,334
Loss before extraordinary item                   (2,791)      (283)
Loss applicable to common shareholders           (2,815)      (283)
Loss per common share:
   Loss before extraordinary item               ($ 3.05)   ($ 0.37)
   Net loss                                     ($ 3.07)   ($ 0.37)

These pro forma amounts represent the historical operating results of these acquired entities combined with those of the Company with appropriate adjustments which give effect to a research and development charge of $2.14 billion, amortization and the common shares issued. These pro forma amounts are not necessarily indicative of operating results which would have occurred if MFS and UUNET had been operated by current management during the periods presented because these amounts do not reflect full network optimization and the synergistic effect on operating, selling, general and administrative expenses.

(3)      RESTRUCTURING AND OTHER CHARGES -

In the fourth quarter of 1996, the Company recorded charges for employee severance, employee compensation charges, alignment charges and costs to exit unfavorable telecommunications contracts.

The following table reflects the components of the significant items shown as restructuring and other charges for the year ended December 31, 1996 (in thousands):


Severance and other employee related costs                             $   57,916
Costs to exit unfavorable telecommunications contracts                    134,866
Other                                                                       5,366
                                                                       ----------
                                                                       $  198,148
                                                                       ==========


As of December 31, 1997 and 1996, the accompanying consolidated financial statements reflect $1.7 million and $167.2 million, respectively, in other current liabilities and $2.0 million and $2.5 million, respectively, in other long-term liabilities, in connection with the restructuring and other charges.

PROVISION TO REDUCE THE CARRYING VALUE OF CERTAIN ASSETS:

In the second quarter of 1996, the Company incurred non-cash charges related to a write-down in the carrying value of certain assets, including goodwill and equipment. Because of events resulting from the passage of the Telecommunications Act of 1996 (the "Telecom Act"), and changes in circumstances impacting certain non-core operations, management estimates of the Company's fair value of operating assets within its core and non-core businesses resulted in a non-cash charge of $344 million after-tax. On a pre-tax basis, the write-down was $402 million and included $139 million for network facilities and $263 million for non-core businesses, primarily operator services goodwill. Fair value of the non-core business was determined by estimating the present value of future cash flows to be generated from those operations while the majority of the network facilities were recorded at net salvage value due to anticipated early disposal.

In connection with the signing of agreements to provide long distance telecommunications services to certain local exchange carriers, and after the successful assimilation of recent facilities-based acquisitions, WorldCom evaluated the impact that the increased traffic volumes would have on the Company's networks. This review resulted in the Company's current plans to expand and upgrade its existing network switching, transmission and other communications equipment. This capital project directly affected the estimated useful lives of certain network facilities which resulted in replacement of these facilities.

Additionally, due to the decreasing emphasis on operator services, including non-renewal of existing long-term contracts, management adjusted the fair value of this non-core business based upon its projections of future cash flow. WorldCom completed the sale of its operator services division in the third quarter of 1997 which comprised less than 3% of WorldCom's consolidated revenues.

CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT:

In the fourth quarter of 1996, the Company recorded a $2.14 billion charge for in-process research and development related to the MFS Merger. The charge was based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the merger. At the date of the MFS Merger, the technological feasibility of the acquired technology had not yet been established and the technology had no future alternative uses. The expense includes $1.6 billion associated with UUNET and $0.54 billion related to MFS.

(4)      LONG-TERM DEBT -

Long-term debt outstanding consists of the following (in thousands):



                                                                               December 31,
                                                                    ---------------------------------
                                                                          1997              1996
                                                                    ---------------   ---------------
Credit facilities                                                   $     3,208,250   $     3,334,500
7.55% Senior Notes Due 2004                                                 600,000                --
7.75% Senior Notes Due 2007                                               1,100,000                --
7.75% Senior Notes Due 2027                                                 300,000                --
10.875% Senior Discount Notes Due March 1, 2006                             303,927           273,379
11.875% Senior Discount Notes Due November 1, 2006                          257,143           229,109
10.0% Senior Notes Due June 1, 2007                                         250,000                --
Senior Notes Due 2006                                                       666,723                --
Senior Notes Due 2004                                                       680,115                --
Senior Discount Notes Due 2006                                                5,031           674,520
Senior Discount Notes Due 2004                                                6,187           685,838
Other debt (maturing through 2006)                                           46,736           181,903
                                                                    ---------------   ---------------
                                                                          7,424,112         5,379,249
Less:  Short-term debt and current maturities                                10,779            22,858
                                                                    ---------------   ---------------
                                                                    $     7,413,333   $     5,356,391
                                                                    ===============   ===============

On July 3, 1997, the Company replaced its $3.75 billion revolving credit facility (the "Old Credit Facility") with $5.0 billion in new revolving credit facilities which consist of a $3.75 billion Facility A Revolving Credit Agreement (the "Facility A Loans") and a $1.25 billion Facility B Revolving Credit and Term Loan Agreement (the "Facility B Loans," and together with the Facility A Loans, the "New Credit Facilities"). The Facility A Loans have a five-year term and may be extended for up to two successive one-year terms thereafter to the extent of the committed amounts from those lenders consenting thereto, with a requirement that lenders holding at least two-thirds of the committed amounts consent. The Facility B Loans have a 364 day term, which may be extended for up to two successive 364 day terms thereafter to the extent of the committed amounts from those lenders consenting thereto, with a requirement that lenders holding at least two-thirds of the committed amounts consent. Alternatively, effective as of the end of such 364 day term, the Company may elect to convert the Facility B Loans from revolving loans to term loans with a maturity date corresponding with the maturity date then in effect with respect to the Facility A Loans. The New Credit Facilities bear interest payable in varying periods depending on the interest period, not to exceed six months, at rates selected by the Company under the terms of the New Credit Facilities, including a Base Rate or the Eurodollar Rate, plus applicable margin. The applicable margin for a Eurodollar Rate borrowing varies from 0.30% to 0.75% based upon the better of certain debt ratings or a specified financial test. At December 31, 1997 and 1996, the weighted average interest rates under the Company's credit facilities were 6.1% and 6.3%, respectively. The New Credit Facilities are unsecured but include a negative pledge of the assets of the Company and its subsidiaries (subject to certain exceptions). The New Credit Facilities require compliance with certain financial and operating covenants which limit, among other things, the incurrence of additional indebtedness by the Company, investments by the Company, sales of assets and mergers and dissolutions, which covenants are generally less restrictive than those contained in the Old Credit Facility and which do not restrict distributions to shareholders, provided the Company is not in default under the New Credit Facilities. At December 31, 1997 the Company was in compliance with these covenants. The current commitment fee for any unborrowed portion of Facility A Loans and Facility B Loans are 0.15% and 0.10%, respectively.

Additionally, on April 1, 1997, the Company completed the public offering of $2.0 billion principal amount of debt securities. The net proceeds of the offering ($1.98 billion) were used to pay down commercial bank debt. The public offering included the 7.55% Senior Notes Due 2004 (the "Notes Due 2004"), which will mature on April 1, 2004, the 7.75% Senior Notes Due 2007 (the "Notes Due 2007"), which will mature on April 1, 2007, and the 7.75% Senior Notes Due 2027 (the "Notes Due 2027"), which will mature on April 1, 2027 (collectively, with the Notes Due 2004 and the Notes Due 2007, the "Notes"). The Notes bear interest payable semiannually on April 1 and October 1 of each year, with payments commencing October 1, 1997, and limit the incurrence of liens. Each holder of the Notes Due 2027 may require the Company to repurchase all or a portion of the Notes Due 2027 owned by such holder on April 1, 2009, at a purchase price equal to 100% of the principal amount thereof.

The Notes Due 2004 and the Notes Due 2007 are redeemable, as a whole or in part, at the option of the Company, at any time or from time to time. The Notes Due 2027 will be redeemable, as a whole or in part, at the option of the Company, at any time and from time to time beginning April 2, 2009. The redemption prices for the three bond series equal the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined therein) discounted at the Treasury Rate (as defined therein) plus 15 basis points for the Notes Due 2004 or plus 20 basis points for the Notes Due 2007 and the Notes Due 2027, plus in the case of each of clause (i) and (ii) accrued interest to the date of redemption.

In July 1997, WorldCom offered to exchange (the "Exchange Offers") (i) $871.60 principal amount of its 9-3/8% Senior Notes due January 15, 2004 for each $1,000 principal amount at stated maturity, as of the date of their original issuance, of outstanding 9- 3/8% Senior Discount Notes due January 15, 2004 of MFS, properly tendered, and (ii) $737.91 principal amount of its 8-7/8% Senior Notes due January 15, 2006 for each $1,000 principal amount at stated maturity, as of the date of their original issuance, of outstanding 8-7/8% Senior Discount Notes due January 15, 2006 of MFS (collectively, the "MFS Notes"), properly tendered. In connection with the Exchange Offers, the Company also solicited consents to certain amendments to the respective indentures governing the MFS Notes (the "Consent Solicitations").

In August 1997, the Company exercised its option to accept all MFS Notes validly tendered in its on-going Exchange Offers and Consent Solicitations. The Company received requisite consents from holders of notes of MFS to allow the Company to accept tenders prior to the expiration of the Exchange Offers and Consent Solicitations and thereby effect certain amendments to the respective indentures governing the MFS Notes. As of August 22, 1997, the Company exchanged approximately $680.1 million and $666.7 million of its 9-3/8% Senior Notes due January 15, 2004 and its 8-7/8% Senior Notes due January 15, 2006, respectively, for MFS Notes validly tendered as of the close of business on August 19, 1997.

In connection with the BFP Merger, the Company announced on February 27, 1998 that it had commenced an offer (the "Tender Offers") to purchase for cash each of the following series of debt: the 10-7/8% Senior Discount Notes of BFP due 2006, the 11- 7/8% Senior Discount Notes of BFP due 2006 and the 10% Senior Discount Notes of BFP due 2007 (collectively, the "BFP Notes"). WorldCom offered to pay each registered holder of the BFP Notes, in the case of the 10-7/8% Senior Discount Notes, 118.586% of their accreted value as of the date of the purchase, in the case of the 11-7/8% Senior Discount Notes, 127.104% of their accreted value as of the date of purchase, and in the case of the 10% Senior Notes, 117.615% of their principal amount, plus accrued interest to the date of purchase. The accreted value per $1,000 principal amount at stated maturity as of the tender purchase date of March 27, 1998, was $733.42 for the 10-7/8% Senior Discount Notes, and $660.57 for the 11-7/8% Senior Discount Notes. The accrued interest of the 10% Senior Notes per $1,000 principal amount at stated maturity to such date was $32.22. Concurrently with the Tender Offers, WorldCom obtained the requisite consents to eliminate certain restrictive covenants and amend certain other provisions of the respective indentures of the BFP Notes.

On March 27, 1998, the Company accepted all BFP Notes validly tendered. As of the expiration of the offers at 11:59 p.m., New York City time, March 26, 1998, WorldCom had received valid tenders and consents from holders of approximately $424.9 million of principal amount at stated maturity of 10-7/8% Senior Discount Notes due 2006 of BFP (or approximately 99.96% of total outstanding), from holders of $400.0 million of principal amount at stated maturity of 11-7/8% Senior Discount Notes due 2006 of BFP (or 100% of total outstanding), and from holders of approximately $241.0 million of principal amount at stated maturity of 10% Senior Notes due 2007 of BFP (or approximately 96.4% of total outstanding).

The funds required to pay all amounts required under the Tender Offers were obtained by WorldCom from available working capital and lines of credit. Such lines of credit included a new $1.25 billion 364-day revolving credit facility which became effective in February 1998. In connection with the Tender Offers and related refinancings, WorldCom recorded an extraordinary accounting item of $128.7 million, net of income tax benefit of $77.6 million in the first quarter of 1998.

The aggregate principal repayments and reductions required in each of the years ending December 31, 1998 through December 31, 2002 and thereafter for the Company's long-term debt is as follows (in thousands):


1998                                                         $    10,779
1999                                                              12,438
2000                                                               5,208
2001                                                               4,966
2002                                                           3,141,259
Thereafter                                                     4,249,462
                                                             -----------
                                                             $ 7,424,112
                                                             ===========

(5)    PREFERRED STOCK -

In connection with the MFS Merger, the Company issued 9,499,200 depositary shares (the "Depositary Shares"), each representing 1/100th interest in a share of WorldCom Series A Preferred Stock. There is no established public trading market for the WorldCom Series A Preferred Stock. The Depositary Shares are traded on The Nasdaq National Market under the trading symbol "WCOMP."

Each Depositary Share is mandatorily convertible into 4.2 shares of Common Stock on May 31, 1999 (the "Mandatory Conversion Date"). The Depositary Shares are also convertible at the option of the holder at any time into 3.44274 shares of Common Stock for each Depositary Share, plus payment of unpaid dividends.

The WorldCom Series A Preferred Stock (and the related Depositary Shares) are not redeemable by WorldCom prior to May 31, 1998 (the "Initial Redemption Date"). On or after the Initial Redemption Date and prior to the Mandatory Conversion Date, WorldCom may redeem the WorldCom Series A Preferred Stock (and thereby the Depositary Shares), in whole or in part. Upon any such redemption, the holder of record of shares of WorldCom Series A Preferred Stock will receive shares of Common Stock equal to the call price of the WorldCom Series A Preferred Stock in effect on the date of redemption (the "Call Price") divided by the Current Market Price (as defined in the WorldCom Articles of Incorporation) of the Common Stock. The Call Price of each WorldCom Series A Preferred Share is (i) $3,417.00 ($34.170 per Depositary Share) on and after the Initial Redemption Date through August 30, 1998, $3,400.25 ($34.003 per Depositary Share) on and after August 31, 1998 through November 29, 1998, $3,383.50 ($33.835 per Depositary Share) on and after November 30, 1998 through February 27, 1999, $3,366.75 ($33.668 per Depositary Share) on and after February 28, 1999 through April 29, 1999, and $3,350.00 ($33.500 per Depositary Share) on and after April 30, 1999 until the Mandatory Conversion Date, plus
(ii) all accrued and unpaid dividends thereon to the date fixed for redemption.

The Depositary Shares are entitled to receive dividends, when, as and if declared by the Board of Directors, accruing at the rate of $2.68 per share per annum, payable quarterly in arrears on each February 28, May 31, August 31 and November 30. Dividends are payable in cash or in shares of Common Stock, at the election of the Company. The Company paid dividends during 1997 in cash, and expects to continue to pay cash dividends on WorldCom Series A Preferred Stock.

The Depositary Shares are entitled to vote on the basis of 0.10 of a vote for each Depositary Share held (equivalent to 10 votes for each share of WorldCom Series A Preferred Stock). The WorldCom Series A Preferred Stock has a liquidation preference equal to the greater of (i) the sum of (a) $3,350 per share and (b) all accrued and unpaid dividends thereon to the date of liquidation and (ii) the value of the shares of Common Stock into which such Series A Preferred Stock are convertible on the date of liquidation.

The WorldCom Series B Preferred Stock is convertible into shares of Common Stock at any time at a conversion rate of 0.0973912 shares of Common Stock for each share of WorldCom Series B Preferred Stock (an effective initial conversion price of $10.268 per share of Common Stock). Dividends on the WorldCom Series B Preferred Stock accrue at the rate per share of $0.0775 per annum and are payable in cash. Dividends will be paid only when, as and if declared by the Board of Directors. The Company anticipates that dividends on the WorldCom Series B Preferred Stock will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or shares of Common Stock at the Company's election.

The WorldCom Series B Preferred Stock is also redeemable at the option of the Company at any time after September 30, 2001 at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable in cash or shares of Common Stock at the Company's election.

The WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters. The WorldCom Series B Preferred Stock has a liquidation preference of $1.00 per share plus all accrued and unpaid dividends thereon to the date of liquidation. There is no established market for the WorldCom Series B Preferred Stock.

As a result of the Prior Mergers, 10,896,785 shares of the Series 1 Preferred Stock were issued to Metromedia, the sole stockholder of MCC. In August 1995, Metromedia converted its Series 1 Preferred Stock into 61.7 million shares of WorldCom Common Stock. In connection with the preferred stock conversion, WorldCom made a non-recurring payment of $15.0 million to Metromedia, representing a discount to the minimum nominal dividends that would have been payable on the Series 1 Preferred Stock prior to the September 15, 1996 optional call date of approximately $26.6 million (which amount included an annual dividend requirement of $24.5 million plus accrued dividends to such call date).

In 1996 the Company exercised its option to redeem its Series 2 Preferred Stock. Prior to the redemption date, all of the remaining outstanding Series 2 Preferred Stock was converted into 5,266,160 shares of Common Stock.

(6)     SHAREHOLDER RIGHTS PLAN -

On August 25, 1996, the Board of Directors of WorldCom declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series 3 Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock") of the Company at an initial price of $160.00 per one one-thousandth of a share of Junior Preferred Stock (the "Purchase Price"), subject to adjustment.

The Rights generally will be exercisable only after the close of business on the tenth business day following the date of public announcement or the date on which the Company first has notice or determines that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of voting stock of the Company without the prior express written consent of the Company, by a person which, upon consummation, would result in such party's control of 15% or more of the Company's voting stock. The Rights will expire, if not previously exercised, exchanged or redeemed, on September 6, 2001.

If any person or group acquires 15% or more of the Company's outstanding voting stock without prior written consent of the Board of Directors, each Right, except those held by such persons, would entitle each holder of a Right to acquire such number of shares of the Company's Common Stock as shall equal the result obtained by multiplying the then current Purchase Price by the number of one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current per-share market price of Common Stock.

If any person or group acquires more than 15% of the outstanding Common Stock without prior written consent of the Board of Directors, each Right, except those held by such persons, may be exchanged by the Board of Directors for one share of Common Stock.

If the Company were acquired in a merger or other business combination transaction where the Company is not the surviving corporation or where Common Stock is exchanged or changed or 50% or more of the Company's assets or earnings power is sold in one or several transactions without the prior written consent of the Board of Directors, each Right would entitle the holders thereof (except for the Acquiring Person) to receive such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current Purchase Price by the number one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of the Company then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than an excepted person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

(7)     LEASES AND OTHER COMMITMENTS -

The Company leases office facilities and certain equipment under noncancellable operating leases having initial or remaining terms of more than one year. In addition, the Company leases a right-of-way from a railroad company under a fifteen-year lease with three fifteen-year renewal options. The Company is also obligated under rights-of-way and franchise agreements with various entities for the use of their rights-of-way for the installation of the Company's telecommunications systems. Rental expense under these operating leases was $140.2 million, $59.9 million, and $45.8 million in 1997, 1996 and 1995, respectively.

In prior years, the Company sold to independent entities and leased back its Pacific Northwest microwave system and its Kansas City to Los Angeles fiber optic system over primary lease terms ranging from 15 to 20 years. The leases have renewal options permitting the Company to extend the leases for terms expiring during the years 2012 to 2019 and purchase options based upon the fair market value. The annual lease commitments pursuant to the sale-leasebacks are included below under the heading Telecommunications Facilities.

At the end of 1997, minimum lease payments under noncancellable operating leases and commitments were as follows (in thousands):




                            MINIMUM LEASE PAYMENTS
              -------------------------------------------------

                OFFICE
              FACILITIES
                  AND         TELECOMMUNICATIONS
YEAR           EQUIPMENT          FACILITIES             TOTAL
----          ----------      ------------------      ---------

1998          $ 111,505           $ 112,049           $ 223,554
1999            107,312             105,263             212,575
2000             91,724              95,761             187,485
2001             72,972              81,087             154,059
2002             61,617              73,736             135,353


Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs.

WorldCom also has agreements with a company that installs, operates and maintains certain WorldCom data processing, telecommunications and billing systems. The agreements expire in 2003 and are renewable on an annual basis thereafter. The agreements require minimum annual payments of approximately $25.2 million.

Pursuant to an agreement with a joint venture, the Company is obligated to invest up to $75 million by the end of 1998 in the form of capital contributions and to pay $60 million over the next three years to purchase an indefeasible right of use for certain undersea capacity that is being constructed by the joint venture between the United States and Europe.

In 1997, the Company's existing receivables purchase agreement generated additional proceeds of $41.8 million, bringing the total amount outstanding to $416.8 million. The Company used these proceeds to reduce outstanding debt under the Company's New Credit Facilities. As of December 31, 1997, the purchaser owned an undivided interest in a $978.7 million pool of receivables which includes the $416.8 million sold.

(8)      CONTINGENCIES -

FEDERAL REGULATION. On February 8, 1996, President Clinton signed the Telecom Act, which permits the Bell System Operating Company ("BOC") to provide domestic and international long distance services to customers located outside of the BOCs' home regions; permits a petitioning BOC to provide domestic and international long distance services to customers within its operating area on a state by state basis upon a finding by the FCC that a petitioning BOC has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; and removes existing barriers to entry into local service markets. Additionally, there were significant changes in: the manner in which carrier-to-carrier arrangements are regulated at the federal and state level; procedures to revise universal service standards; and penalties for unauthorized switching of customers. The FCC has instituted and, in most instances completed, proceedings addressing the implementation of this legislation.

In implementing the Telecom Act, the FCC established nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with the incumbent local exchange carriers ("ILECs"), resale of ILEC's retail services and use of individual and combinations of unbundled network elements. These rules set the groundwork for the statutory criteria governing BOC entry into the long distance market. Appeals of the FCC order adopting those rules were consolidated before the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit"). The Eighth Circuit found constitutional challenges to certain practices implementing cost provisions of the Telecom Act that were ordered by certain Public Utility Commissions ("PUCs") to be premature, but vacated significant portions of the FCC's nationwide pricing rules and vacated an FCC rule requiring that unbundled network elements be provided on a combined basis. In response to requests by the Solicitor General, on behalf of the FCC, and certain other parties, including WorldCom, the United States Supreme Court has agreed to review the decision of the Eighth Circuit. Certain BOCs have also raised constitutional challenges to provisions of the Telecom Act restricting BOC provision of long distance services, manufacturing of telecommunications equipment, electronic publishing and alarm monitoring services. On December 31, 1997, the United States District Court for the Northern District of Texas (the "Texas District Court") ruled that these restrictions violate the Bill of Attainder Clause of the U.S. Constitution. Currently, this decision only applies to SBC Corporation ("SBC"), US WEST Communications Group ("US WEST"), and Bell Atlantic Corporation ("Bell Atlantic"). At the request of various parties, on February 11, 1998 the Texas District Court issued a stay of its decision pending appeal. AT&T, MCI, the Department of Justice, the FCC and other parties have appealed the decision to the United States Court of Appeals for the Fifth Circuit. BellSouth Corporation ("BellSouth") raised the Bill of Attainder issue in its appeal before the United States Court of Appeals for the Fifth Circuit of the electronic publishing restrictions imposed under the Telecom Act. A decision on that appeal is pending. WorldCom cannot predict either the ultimate outcome of these or future challenges to the Telecom Act, any related appeals of regulatory or court decisions, or the eventual effect on WorldCom's business or the industry in general.

The FCC has denied applications filed by Ameritech Corporation ("Ameritech"), SBC and BellSouth seeking authority to provide interLATA long distance service in Michigan, Oklahoma, Louisiana and South Carolina, respectively. SBC appealed the FCC's denial of its application covering Oklahoma to the United States Court of Appeals for the District of Columbia Circuit. The court has affirmed the FCC's denial of that application. In its denial of an Ameritech application and a BellSouth application, the FCC provided detailed guidance to applicants regarding the obligations of the applicants, the format of future applications, the content of future applications, and the review standards that it will apply in evaluating any future applications. The National Association of Regulatory Utility Commissioners and several state regulatory commissions have appealed jurisdictional aspects of that Ameritech application denial to the Eighth Circuit. WorldCom cannot predict either the outcome of these appeals, or the BOCs' willingness to abide by these FCC guidelines, or the timing or outcome of future applications submitted to the FCC. Additionally, several Regional Bell Operating Companies ("RBOCs") have filed petitions requesting that the FCC forbear from imposing the line of business restrictions upon their data service offerings and data network deployment. Other BOCs have announced their intention to file applications at the FCC for authority to provide interLATA services. Additionally, the FCC and several PUCs are considering a proposal that would allow BOCs electing to create separate wholesale network and retail organizations to enter the long distance market on an accelerated basis. WorldCom cannot predict the outcome of these proceedings or whether the outcome will have a material impact upon its consolidated financial position or results of operations.

On May 7, 1997, the FCC announced that it will issue a series of orders that will reform Universal Service Subsidy allocations and adopted various reforms to the existing rate structure for interstate access services provided by the ILECs that are designed to reduce access charges, over time, to more economically efficient levels and rate structures. It also affirmed that information service providers (including, among others, ISPs) should not be subject to existing access charges ("ISP Exemption"). Petitions for reconsideration of, among other things, the access service and ISP Exemption related actions were filed before the FCC and appeals taken to various United States Courts of Appeals. On reconsideration, the FCC in significant part affirmed the access charge and ISP Exemption actions and the court appeals have been consolidated before the Eighth Circuit. Also, several state agencies have started proceedings to address the reallocation of implicit subsidies contained in the access rates and retail service rates to state universal service funds. Access charges are a principal component of WorldCom's telecommunications expense. Additionally, modification of the ISP Exemption could have an adverse effect on the Company's Internet-related services business. WorldCom cannot predict either the outcome of these appeals or whether or not the result(s) will have a material impact upon its consolidated financial position or results of operations.

The FCC issued on December 24, 1996 a Notice of Inquiry to seek comment on whether it should consider various actions relating to interstate information services and the Internet. The FCC recognized that these services and recent technological advances may be constrained by current regulatory practices that have their foundations in traditional circuit switched telecommunications services and technologies. Based upon this and other proceedings, the FCC may permit telecommunications companies, BOCs, or others to increase the scope or reduce the cost of their Internet access services. WorldCom cannot predict the effect that the Notice of Inquiry, the Telecom Act or any future legislation, regulation or regulatory changes may have on its consolidated financial position or results of operations.

INTERNATIONAL. In December 1996, the FCC adopted a new policy that will make it easier for United States international carriers to obtain authority to route international public switched voice traffic to and from the United States outside of the traditional settlement rate and proportionate return regimes. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that should have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. The WTO Agreement became effective in February 1998. In order to comply with United States commitments to the WTO Agreement, the FCC implemented new rules in February 1998 that liberalize existing policies regarding (i) the services that may be provided by foreign affiliated United States international common carriers, including carriers controlled or more than 25 percent owned by foreign carriers that have market power in their home markets, and (ii) the provision of international switched voice services outside of the traditional settlement rate and proportionate return regimes. The new rules make it much easier for foreign affiliated carriers to enter the United States market for the provision of international services.

In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that United States carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a United States carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate within the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization member countries, by allowing such services on routes where 50% or more of United States billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines deemed equivalent to United States rules.

Although the FCC's new policies and implementation of the WTO Agreement may result in lower costs to WorldCom to terminate international traffic, there is a risk that the revenues that WorldCom will receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of WorldCom, which may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services. Further, many foreign carriers have challenged, in court and at the FCC, the FCC's order adopting mandatory settlement rate benchmarks. If the FCC's settlement rate benchmark order was overturned, it could accelerate the full-fledged entry of foreign carriers into the United States, and make it more advantageous for foreign carriers to route international traffic into the United States at low, cost-based termination rates, while United States carriers would continue to have little choice but to route international traffic into most foreign countries at much higher, above cost, settlement rates.

The Company is involved in other legal and regulatory proceedings generally incidental to its business. In some instances, rulings by regulatory authorities in some states may result in increased operating costs to the Company. While the results of these various legal and regulatory matters contain an element of uncertainty, the Company believes that the probable outcome of these matters should not have a material adverse effect on the Company's consolidated results of operations or financial position.

(9)     EMPLOYEE BENEFIT PLANS -

STOCK OPTION PLANS:

The Company has several stock option plans under which options to acquire up to
215.4 million shares may be granted to directors, officers and certain employees of the Company including the stock option plans acquired through various acquisitions. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. As of December 31, 1997, 148.4 million options had been granted under these plans, and 30.2 million options were fully exercisable.

Additionally, there are outstanding warrants to acquire shares of Common Stock at $6.25 per share which were granted by MFS prior to the MFS Merger.

Additional information regarding options and warrants granted and outstanding is summarized below:



                                                                     Number of                       Exercise
                                                                      Options                         Price
                                                                  -------------                 ----------------

Balance, December 31, 1994                                           33,515,310                 $  0.30 -  15.07
        Granted to employees/directors                               14,837,455                    2.16 -  16.94
        Granted in connection with acquisition                        2,304,004                    9.20 -  10.96
        Exercised                                                   (18,965,034)                   0.30 -  15.07
        Expired or canceled                                          (2,056,959)                   1.59 -  15.07
                                                                  -------------

Balance, December 31, 1995                                           29,634,776                    0.34 -  16.94
        Granted to employees/directors                                9,799,870                    6.76 -  27.50
        Granted in connection with acquisition                       55,029,686                    0.01 -  25.95
        Exercised                                                   (10,469,081)                   1.58 -  15.07
        Expired or canceled                                          (1,131,504)                   0.34 -  27.50
                                                                  -------------

Balance, December 31, 1996                                           82,863,747                    0.01 -  27.50
        Granted to employees/directors                               31,866,183                   11.76 -  31.88
        Exercised                                                   (23,975,121)                   0.01 -  27.50
        Expired or canceled                                          (6,089,088)                   0.01 -  26.00
                                                                  -------------

Balance, December 31, 1997                                           84,665,721                 $  0.01 -  31.88
                                                                  =============

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted after January 1, 1995 based on the fair value at grant date for awards. Applying SFAS No. 123 would result in pro forma net income (loss) and earnings (loss) per share ("EPS") amounts as follows (in thousands, except share data):



                                                                                        Year Ended December 31,
                                                                             ---------------------------------------------
                                                                               1997              1996               1995
                                                                             --------        -----------          --------
Net income (loss) before extraordinary item       As reported                $220,837        $(2,233,647)         $223,529
                                                  Pro forma                   166,065         (2,251,249)          216,709
Basic EPS                                         As reported                    0.23              (5.02)             0.58
                                                  Pro forma                      0.17              (5.06)             0.57
Diluted  EPS                                      As reported                    0.22              (5.02)             0.56
                                                  Pro forma                      0.17              (5.06)             0.55

The fair value of each option or restricted stock grant is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grant:




                                                                                WEIGHTED-
                                                                              AVERAGE GRANT-
                                                                                 DATE
DATE GRANTED           EXPECTED VOLATILITY       RISK-FREE INTEREST RATE       FAIR VALUE
------------           -------------------       -----------------------     --------------
    1995                      24.8%                       6.5%                    $4.49
    1996                      21.6%                       5.4%                    $5.62
    1997                      22.8%                       6.4%                    $7.99


Additionally, for all options, a 15% forfeiture rate was assumed with an expected life of 5 years and no dividend yield.

Because the SFAS No. 123 method of accounting has been applied only to grants after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.

401(K) PLANS:

The Company and its subsidiaries offer its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $9,500. The Company matches individual employee contributions in certain plans, up to a maximum level which in no case exceeds 6% of the employee's compensation.

Expenses recorded by the Company relating to its 401(k) plans were $7.2 million, $5.9 million and $3.7 million for the years ended December 31, 1997, 1996, and 1995, respectively.

SHAREWORKS:

Through the MFS Merger, the Company offered MFS employees a grant plan and a match plan jointly known as Shareworks. The grant plan enabled the Company to grant shares of Common Stock to eligible MFS employees based upon a percentage of that employee's eligible pay, up to 5%. The match plan allowed eligible employees to defer between 1% and 10% of eligible pay to purchase Common Stock at the stock price on each pay period date. The Company matched the shares purchased by the employee on a one-for-one basis. The grant plan and match plan were terminated effective June 30, 1997, and all shares within the plan for active employees as of such date were immediately vested.

EMPLOYEE STOCK PURCHASE PLAN:

In February 1996, BFP established an Employee Stock Purchase Plan ("ESPP") to provide BFP employees with an opportunity to purchase common stock through payroll deductions. The ESPP became effective in May 1996, and was to terminate on April 30, 2001. Initially, the amount of authorized payroll deductions were not less than 1% nor more than 10% of a BFP employee's cash compensation but not more than $25,000 per year. Upon consummation of the BFP Merger, the ESPP was terminated.

(10)    INCOME TAXES -

The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes." When SFAS No. 109 was adopted, the cumulative effect of this change in accounting principle was not material to the Company.

The provision for income taxes is composed of the following (in thousands):




                                                         1997            1996             1995
                                                       ---------       ---------       ----------

Current                                                $  47,578       $  71,079       $       33
Deferred                                                 368,043          58,449          171,425
                                                       ---------       ---------       ----------
Total provision for income taxes                       $ 415,621       $ 129,528       $  171,458
                                                       =========       =========       ==========

The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:



                                                                1997      1996       1995
                                                               ------    ------     ------

Expected statutory amount                                        35.0%    (35.0)%     35.0%
Nondeductible amortization of excess of
 cost over net tangible assets acquired                          14.8       1.0        4.7
State income taxes                                                2.4       0.4        3.0
Charge for in-process research and development                     --      35.6         --
Write-down of assets                                               --       4.1         --
Valuation allowance                                               7.1      (1.0)      (1.0)
Other                                                             3.4       1.1       (1.7)
                                                               ------    ------     ------
Actual tax provision                                             62.7%      6.2%      40.0%
                                                               ======    ======     ======

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss carryforwards.

At December 31, 1997, the Company had unused net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $1.8 billion which expire in various amounts during the years 2002 through 2013. These NOL carryforwards together with state and other NOL carryforwards result in a deferred tax asset of approximately $688.7 million at December 31, 1997. A valuation allowance of $195.2 million has been established related to deferred tax assets due to the uncertainty of realizing the full benefit of the NOL carryforwards. In evaluating the amount of valuation allowance needed, the Company considers the acquired companies' prior operating results and future plans and expectations. The utilization period of the NOL carryforwards and the turnaround period of other temporary differences are also considered. The increase in the valuation allowance during 1997 results from the placement of a valuation allowance on certain NOL carryforwards generated by BFP. Under a "more likely than not" scenario, management determined that statutory restrictions on the BFP NOL carryforwards impair their realizability.

Approximately $384.1 million of the Company's deferred tax assets are related to preacquisition NOL carryforwards attributable to entities acquired in transactions accounted for as purchases. Accordingly, any future reductions in the valuation allowance related to such deferred tax assets will result in a corresponding reduction in goodwill. If, however, subsequent events or conditions dictate an increase in the valuation allowance attributable to such deferred tax assets, income tax expense for the period of the increase will be increased accordingly.

The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1996 (in thousands):



                                                                     December 31,
                                                --------------------------------------------------------
                                                          1997                          1996
                                                --------------------------    --------------------------
                                                   Assets      Liabilities      Assets       Liabilities
                                                -----------    -----------    -----------    -----------

Allowance for bad debts                         $    11,823    $        --    $    10,644    $        --
Fixed assets                                             --       (142,850)            --        (50,728)
Goodwill and other intangibles                           --       (278,340)            --       (296,559)
Software                                                 --        (64,326)            --        (39,017)
Investments                                              --        (22,768)            --        (17,376)
Line installation costs                                  --        (39,678)            --        (23,427)
Accrued liabilities                                 266,586             --        102,685             --
NOL carryforwards                                   688,691             --        523,971             --
Stock options                                       146,248             --        297,135             --
Other                                                11,707        (36,467)        35,154        (13,075)
                                                -----------    -----------    -----------    -----------
                                                  1,125,055       (584,429)       969,589       (440,182)
Valuation allowance                                (195,204)            --       (136,497)            --
                                                -----------    -----------    -----------    -----------
                                                $   929,851    $  (584,429)   $   833,092    $  (440,182)
                                                ===========    ===========    ===========    ===========

(11)    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -

Interest paid by the Company during the years ended December 31, 1997, 1996 and 1995 amounted to $264.6 million, $236.1 million and $224.4 million, respectively. Income taxes paid, net of refunds, during the years ended December 31, 1997, 1996 and 1995 were $13.7 million, $6.0 million and $7.3 million, respectively.

In conjunction with business combinations during the years ended December 31, 1997, 1996 and 1995 (See Note 2), assets acquired, liabilities assumed and common stock issued were as follows (in thousands):




                                                                     December 31,
                                                -----------------------------------------------------
                                                     1997               1996               1995
                                                ---------------    ---------------    ---------------

Fair value of assets acquired                   $       309,202    $     3,284,406    $       811,440
Goodwill and other intangible assets                    997,674          9,206,642          2,309,890
Liabilities assumed                                      (4,447)        (2,011,343)          (328,184)
Common stock issued                                    (158,983)       (10,591,468)           (12,850)
                                                ---------------    ---------------    ---------------
Net cash paid (acquired)                        $     1,143,446    $      (111,763)   $     2,780,296
                                                ===============    ===============    ===============


(12)   SUBSEQUENT EVENTS -

On January 31, 1998, WorldCom acquired CompuServe Corporation ("CompuServe"), a Delaware corporation, pursuant to the merger (the "CompuServe Merger") of a wholly owned subsidiary of WorldCom, with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of WorldCom.

As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.40625 shares of Common Stock or approximately 37.6 million WorldCom common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions:
Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger is being accounted for as a purchase; accordingly, operating results for CompuServe will be included from the date of acquisition.

On January 31, 1998, WorldCom also acquired ANS Communications, Inc. ("ANS"), from America Online, Inc. ("AOL") and has entered into five year contracts with AOL under which WorldCom and its subsidiaries will provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from WorldCom. WorldCom retained the CompuServe Network Services division. ANS provides Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan, and also designs, develops and operates high performance wide-area networks for business, research, education and governmental organizations.

On November 9, 1997, WorldCom entered into an Agreement and Plan of Merger (the "MCI/WorldCom Merger Agreement") with MCI and a wholly owned acquisition subsidiary of WorldCom ("MCI Merger Sub"), providing for the merger (the "MCI/WorldCom Merger") of MCI with and into MCI Merger Sub, with MCI Merger Sub surviving as a wholly owned subsidiary of WorldCom. As a result of the MCI/WorldCom Merger, the separate corporate existence of MCI will cease, and MCI Merger Sub (which will be renamed "MCI Communications Corporation") will succeed to all the rights and be responsible for all the obligations of MCI in accordance with the Delaware General Corporation Law. Subject to the terms and conditions of the MCI/WorldCom Merger Agreement, each share of MCI common stock, par value $0.10 per share ("MCI Common Stock") outstanding immediately prior to the effective time of the MCI/WorldCom Merger (the "MCI/WorldCom Effective Time") will be converted into the right to receive that number of shares of Common Stock equal to the MCI Exchange Ratio (as defined below), and each share of MCI Class A common stock, par value $.10 per share ("MCI Class A Common Stock" and, together with the MCI Common Stock, the "MCI Capital Stock"), outstanding immediately prior to the MCI/WorldCom Effective Time will be converted into the right to receive $51.00 in cash, without interest thereon. The "MCI Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $51.00 by the average of the high and low sales prices of Common Stock (the "MCI/WorldCom Average Price") as reported on The Nasdaq National Market on each of the 20 consecutive trading days ending with the third trading day immediately preceding the MCI/WorldCom Effective Time; provided, however, that the MCI Exchange Ratio will not be less than 1.2439 or greater than 1.7586. Cash will be paid in lieu of the issuance of any fractional share of WorldCom Common Stock in the MCI/WorldCom Merger.

Based on the number of shares of MCI Common Stock outstanding as of January 20, 1998 and assumed MCI Exchange Ratios of 1.2439 and 1.7586, approximately 710,554,160 shares and 1,004,566,722 shares, respectively, of Common Stock would be issued in the MCI/WorldCom Merger. In addition, as of December 31, 1997, outstanding options to purchase shares of MCI Common Stock would be converted in the MCI/WorldCom Merger to options to acquire an aggregate of approximately 86,491,688 shares and 122,280,154 shares, respectively, of Common Stock, and the exercise price would be adjusted to reflect the MCI Exchange Ratio, so that, on exercise, the holders would receive, in the aggregate, the same number of shares of Common Stock as they would have received had they exercised prior to the MCI/WorldCom Merger, at the same exercise price.

The MCI/WorldCom Merger was approved by the MCI stockholders and the WorldCom shareholders at separate meetings held on March 11, 1998. The MCI/WorldCom Merger is also subject to approvals from the FCC, the Department of Justice and various state government bodies. In addition, the MCI/WorldCom Merger is subject to approval by the Commission of the European Communities. WorldCom anticipates that the MCI/WorldCom Merger will close mid-year 1998.

Termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions will require MCI to pay WorldCom $750 million as a termination fee and to reimburse WorldCom the $450 million alternative transaction fee and certain related expenses paid by WorldCom to BT. Further, termination of the MCI/WorldCom Merger Agreement by MCI or WorldCom under certain conditions, will require WorldCom to pay MCI $1.635 billion as a termination fee.

Pursuant to an agreement (the "BT Agreement") among MCI, WorldCom and BT, the prior merger agreement between BT and MCI (the "BT/MCI Merger Agreement") was terminated, and WorldCom agreed to pay BT an alternative transaction fee of $450 million and expenses of $15 million payable to BT in accordance with the BT/MCI Merger Agreement. These fees were paid on November 12, 1997. WorldCom also agreed to pay to BT an additional payment of $250 million in the event that WorldCom is required to make the $1.635 billion payment to MCI in accordance with the MCI/WorldCom Merger Agreement. In addition, pursuant to the BT Agreement, BT voted (or caused to be voted) its shares of MCI Class A Common Stock in favor of the MCI/WorldCom Merger Agreement and the approval of the other transactions contemplated by the MCI/WorldCom Merger Agreement.

(13)    UNAUDITED QUARTERLY FINANCIAL DATA -




                                                                       Quarter Ended
                             ------------------------------------------------------------------------------------------------------
                                     March 31,                June 30,                 September 30,               December 31,
                                     ---------                --------                 -------------               ------------
                                1997          1996        1997         1996          1997         1996           1997       1996
                                ----          ----        ----         ----          ----         ----           ----       ----

                                                           (in thousands, except per share data)

Revenues                     $1,696,794   $1,040,194   $1,796,862   $1,080,909    $1,936,121   $1,155,314   $2,046,526   $1,250,583
Operating income (loss)         155,479      190,736      218,275     (190,823)      288,217      224,738      355,265   (2,099,531)
Net income (loss)                24,998       79,667       41,624     (277,357)       75,768       99,264      101,803   (2,158,795)
Preferred dividend requirement    6,610          505        6,611          355         6,606           --        6,606           --
Earnings (loss) per
  common share:
      Basic                  $     0.02   $     0.19   $     0.04   $    (0.64)   $     0.07   $     0.22   $     0.10   $    (4.63)
      Diluted                      0.02         0.18         0.04        (0.64)         0.07         0.21         0.10        (4.63)


Results for 1996 include a $2.14 billion, fourth quarter charge for in-process research and development related to the MFS Merger. The charge is based upon a valuation analysis of the technologies of MFS' worldwide information system, the Internet network expansion system of UUNET, and certain other identified research and development projects purchased in the MFS Merger. The expense includes $1.6 billion associated with UUNET and $0.54 billion related to MFS.

Additionally, fourth quarter 1996 results include other after-tax charges of $121.0 million for employee severance, employee compensation charges, alignment charges, and costs to exit unfavorable telecommunications contracts and $344.0 million after-tax write-down of operating assets within its non-core businesses. On a pre-tax basis, these charges totaled $600.1 million.

In connection with certain debt refinancing, the Company recognized in 1996, extraordinary items of approximately $4.2 million, net of income taxes, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees. Additionally, in 1996 the Company recorded an extraordinary item of $20.2 million, net of income taxes, related to a write-off of deferred international costs.

                                  EXHIBIT INDEX



         Exhibit No.       Description of Exhibit
         ----------        ----------------------

            27.1 Restated Financial Data Schedule - For the twelve months ended December 31, 1997

            27.2 Restated Financial Data Schedule - For the twelve months ended December 31, 1996

            27.3 Restated Financial Data Schedule - For the twelve months ended December 31, 1995

            27.4 Restated Financial Data Schedule - For the three months ended March 31, 1997

            27.5 Restated Financial Data Schedule - For the six months ended June 30, 1997

            27.6 Restated Financial Data Schedule - For the nine months ended September 30, 1997

            27.7 Restated Financial Data Schedule - For the three months ended March 31, 1996

            27.8 Restated Financial Data Schedule - For the six months ended June 30, 1996

            27.9 Restated Financial Data Schedule - For the nine months ended September 30, 1996

            99.1 The audited consolidated financial statements of the Company as of and for its fiscal years ended December
                           31, 1997, 1996 and 1995, including the reports of independent auditors, were previously reported in and are incorporated by reference to pages F-1 through F-25 (inclusive) of the WorldCom Annual Report on
                           Form 10-K for the fiscal year ended December 31, 1997 under File No. 0-11258.

            99.2 The audited consolidated financial statements of BFP as of and for its fiscal years ended December 31, 1997, 1996 and 1995, including the report of independent auditors, were previously reported in and are incorporated by reference to the BFP Annual
                           Report on Form 10-K for the fiscal year ended
                           December 31, 1997 under File No. 0-28036.